FORM 4



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                       Filed pursuant to Section 16(a) of
                         the Securities Exchange Act of
                           1934, Section 17(a) of the
                   Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

/  / Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue.
See Instruction 1(b).



1.   Name and Address of Reporting Person*:

         Four Partners
         ------------------------------
         (LAST)        (FIRST)   (MIDDLE)

         c/o Thomas J. Tisch
         667 Madison Avenue
         -------------------------------------------
         (STREET)

         New York,       New York          10021
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)



2. Issuer Name and Ticker or Trading Symbol:

         Trimeris, Inc. (TRMS)

3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         01/00

5.   If Amendment, Date of Original:

      (Month/Year)

6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)

         __X__  10% Owner

         _____  Other (specify below)

7.   Individual or Joint/Group Filing (Check Applicable Line)

         _____  Form filed by One Reporting Person

         _X___  Form filed by More than One Reporting Person



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned

1.   Title of Security:

      (Instr. 3)

         Common Stock, $0.001 par value ("Common Stock")

2.   Transaction Date:

      (Month/Day/Year)

         01/27/00

3.   Transaction Code:

      (Instr. 8)

      Code

         P

4. Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

            Amount       (A) or (D)     Price

            250,000       A              40.50           01/27/00

5. Amount of Securities Beneficially Owned at End of Month:

      (Instr. 3 and 4)

        859,200



6. Ownership Form: Direct (D) or Indirect (I):

      (Instr. 4)

         D


7.   Nature of Indirect Beneficial Ownership:

      (Instr. 4)



Reminder:   Report on a  separate  line for each class of  securities
            beneficially owned directly or indirectly.



*  If the form is filed by more than one reporting person, see Instruction
   4(b)(v).

           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)



1.   Title of Derivative Security:

      (Instr. 3)



2. Conversion or Exercise Price of Derivative Security:



3.   Transaction Date:

      (Month/Day/Year)



4.   Transaction Code:

      (Instr. 8)

      Code



5. Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

       (A)                 (D)



6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)

       Date Exercisable             Expiration Date



7. Title and Amount of Underlying Securities:

       (Instr. 3 and 4)

      Title                Amount or Number of Shares



8.   Price of Derivative Security:

      (Instr. 5)



9. Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)



10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

       (Instr. 4)



11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)

Explanation of Responses:

         This Form 4 is being filed jointly by the following individuals and entities:

         1. Four Partners, a New York general partnership ("FP");

         2. Thomas J. Tisch;

         3. Daniel R. Tisch;

         4. James S. Tisch;

         5. Andrew H. Tisch (Thomas J. Tisch, Daniel R. Tisch, James S. Tisch and Andrew H. Tisch are referred to collectively as the "Messrs. Tisch");

         6. The Thomas J. Tisch 1999 Annuity Trust IV ("Thomas Tisch GRAT IV");

         7. The Daniel R. Tisch 1999 Annuity Trust IV ("Daniel Tisch GRAT IV");

         8. The James S. Tisch 1999 Annuity Trust IV ("James Tisch GRAT IV");

         9. The Andrew H. Tisch 1999 Annuity Trust IV ("Andrew Tisch GRAT IV"; and collectively with Thomas Tisch GRAT IV, Daniel Tisch GRAT IV and James Tisch GRAT IV, the "GRATs IV").

         10. The Thomas J. Tisch 1999 Annuity Trust VII ("Thomas Tisch GRAT
VII");

         11. The Daniel R. Tisch 1999 Annuity Trust VII ("Daniel Tisch GRAT
VII");

         12. The James S. Tisch 1999 Annuity Trust VII ("James Tisch GRAT VII");

         13. The Andrew H. Tisch 1999 Annuity Trust VII ("Andrew Tisch GRAT VII"; and collectively with Thomas Tisch GRAT VII, Daniel Tisch GRAT VII and James Tisch GRAT VII, the "GRATs VII");

         14. The Thomas J. Tisch 2000 Annuity Trust II ("Thomas Tisch 2000 GRAT II");

         15. The Daniel R. Tisch 2000 Annuity Trust II ("Daniel Tisch 2000 GRAT II");

         16. The James S. Tisch 2000 Annuity Trust II ("James Tisch 2000 GRAT II"); and

         17. The Andrew H. Tisch 2000 Annuity Trust II ("Andrew Tisch 2000 GRAT II"; and collectively with Thomas Tisch 2000 GRAT II, Daniel Tisch 2000 GRAT II and James Tisch 2000 GRAT II, the "2000 GRATs II" and collectively with the GRATs IV and the GRATs VII, the "GRATs").

         FP, the Messrs. Tisch and the GRATs are referred to herein individually as a "Reporting Person" and collectively as the "Reporting Persons." FP is the designated filer.

         The sole partners of FP are Andrew H. Tisch 1991 Trust, for which Andrew H. Tisch is the managing trustee, Daniel R. Tisch 1991 Trust, for which Daniel R. Tisch is the managing trustee, James S. Tisch 1991 Trust, for which James S. Tisch is the managing trustee, and Thomas J. Tisch 1991 Trust, for which Thomas J. Tisch is the managing trustee. Thomas J. Tisch has been appointed the Manager of FP.

         Each of the GRATs is a grantor retained annuity Trust in which the grantor holds an annuity interest and in which the remainder interest was created in favor of a trust or trusts for the grantor's offspring. Thomas J. Tisch is the grantor and Andrew H. Tisch is the trustee of Thomas Tisch GRAT IV. Daniel R. Tisch is the grantor and James S. Tisch is the trustee of Daniel Tisch GRAT IV. James S. Tisch is the grantor and Thomas J. Tisch is the trustee of James Tisch GRAT IV. Andrew H. Tisch is the grantor and Daniel R. Tisch is the trustee of Andrew Tisch GRAT IV. Thomas J. Tisch is the grantor and Andrew H. Tisch is the trustee of Thomas Tisch GRAT VII. Daniel R. Tisch is the grantor and James S. Tisch is the trustee of Daniel Tisch GRAT VII. James S. Tisch is the grantor and Thomas J. Tisch is the trustee of James Tisch GRAT VII. Andrew
H. Tisch is the grantor and Daniel R. Tisch is the trustee of Andrew Tisch GRAT
VII. Thomas J. Tisch is the grantor and Andrew H. Tisch is the trustee of Thomas Tisch 2000 GRAT II. Daniel R. Tisch is the grantor and James S. Tisch is the trustee of Daniel Tisch 2000 GRAT II. James S. Tisch is the grantor and Thomas
J. Tisch is the trustee of James Tisch 2000 GRAT II. Andrew H. Tisch is the grantor and Daniel R. Tisch is the trustee of Andrew Tisch 2000 GRAT II.

         On January 6, 2000, each of the GRATs IV exchanged the 38,325 shares of common stock, $0.001 par value per share, of Trimeris, Inc. ("Common Stock") it owned with the grantor of that GRAT IV for cash at the fair market value of such shares (the "GRAT IV Transfers"). On January 13, 2000, each of the Messrs. Tisch contributed all of the 38,325 shares of Common Stock that he had received from the GRAT IV for which he is the grantor to the 2000 GRAT II for which he is the grantor (the "2000 GRAT II Transfers").

         None of the GRAT IV Transfers nor the 2000 GRAT II Transfers was a "sale" for purposes of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and collectively represented only a change in the form of beneficial ownership of the shares of Common Stock and not an actual change in the beneficial ownership of such shares of Common Stock.

         Each of the Messrs. Tisch is herein reporting indirect beneficial ownership of the shares of Common Stock owned by the GRATs for which he is the grantor. The shares of Common Stock reported herein as beneficially owned by each of the Messrs. Tisch do not include shares owned by FP.The filing of this statement is not an admission by any Reporting Person that such Reporting Person and any other person or persons constitute a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or Rule 13d-5 thereunder or that any Reporting Person is the beneficial owner of any securities owned by any other person.



         [Signatures follow all attachments]

                      Attachment To Form 4 of Four Partners
                       in Respect of Trimeris, Inc. (TRMS)
                              Statement for: 01/00



Joint Filer Information

1.   Name and Address of Reporting Person*:

         Thomas J. Tisch
         ------------------------------------------
         (LAST)        (FIRST)   (MIDDLE)

         667 Madison Avenue
         -------------------------------------------
         (STREET)

         New York,       New York          10021
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)



2. Issuer Name and Ticker or Trading Symbol:

         Trimeris, Inc. (TRMS)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         01/00



5.   If Amendment, Date of Original:

      (Month/Year)



6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)

         __X__  10% Owner

         _____  Other (specify below)



7.   Individual or Joint/Group Filing (Check Applicable Line)

         _____  Form filed by One Reporting Person

         _X___  Form filed by More than One Reporting Person



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned

1.   Title of Security:

      (Instr. 3)

         Common Stock, $0.001 par value ("Common Stock")
         Common Stock
         Common Stock

2.   Transaction Date:

      (Month/Day/Year)

         01/06/00
         01/06/00
         01/13/00

3.   Transaction Code:

      (Instr. 8)

      Code

         J
         J
         J

4. Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

            Amount       (A) or (D)       Price

            38,325          D           (See Explanation)            01/06/00
            38,325          A           (See Explanation)            01/06/00
            38,325          D           (See Explanation)            01/13/00

5. Amount of Securities Beneficially Owned at End of Month:

      (Instr. 3 and 4)

         288,325

6. Ownership Form: Direct (D) or Indirect (I):

      (Instr. 4)

         I
         D
         D

7.   Nature of Indirect Beneficial Ownership:

      (Instr. 4)



           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)

1.   Title of Derivative Security:

      (Instr. 3)



2. Conversion or Exercise Price of Derivative Security:



3.   Transaction Date:

      (Month/Day/Year)



4.   Transaction Code:

      (Instr. 8)

      Code



5. Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

       (A)                 (D)

6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)



       Date Exercisable             Expiration Date

7. Title and Amount of Underlying Securities:

       (Instr. 3 and 4)

      Title                Amount or Number of Shares



8.   Price of Derivative Security:

      (Instr. 5)



9. Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)



10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

       (Instr. 4)



11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)

Explanation of Responses:

See Form 4 of FP

[Signatures follow all attachments]

                      Attachment To Form 4 of Four Partners
                       in Respect of Trimeris, Inc. (TRMS)
                              Statement for: 01/00



Joint Filer Information

1.   Name and Address of Reporting Person*:

         Daniel R. Tisch
         ------------------------------------------
         (LAST)        (FIRST)   (MIDDLE)

         c/o Mentor Partners, LP
         500 Park Avenue
         -------------------------------------------
         (STREET)

         New York,       New York          10022
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)



2. Issuer Name and Ticker or Trading Symbol:

         Trimeris, Inc. (TRMS)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         01/00



5.   If Amendment, Date of Original:

      (Month/Year)



6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)

         __X__  10% Owner

         _____  Other (specify below)



7.   Individual or Joint/Group Filing (Check Applicable Line)

         _____  Form filed by One Reporting Person

         _X___  Form filed by More than One Reporting Person



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned

1.   Title of Security:

      (Instr. 3)

         Common Stock, $0.001 par value ("Common Stock")
         Common Stock
         Common Stock

2.   Transaction Date:

      (Month/Day/Year)


         01/06/00
         01/06/00
         01/13/00

3.   Transaction Code:

      (Instr. 8)

      Code

         J
         J
         J

4. Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

            Amount       (A) or (D)         Price

            38,325          D             (See Explanation)          01/06/00
            38,325          A             (See Explanation)          01/06/00
            38,325          D             (See Explanation)          01/13/00

5. Amount of Securities Beneficially Owned at End of Month:

      (Instr. 3 and 4)

         288,325

6. Ownership Form: Direct (D) or Indirect (I):

      (Instr. 4)

         I
         D
         D

7.   Nature of Indirect Beneficial Ownership:

      (Instr. 4)



           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)



1.   Title of Derivative Security:

      (Instr. 3)



2. Conversion or Exercise Price of Derivative Security:



3.   Transaction Date:

      (Month/Day/Year)



4.   Transaction Code:

      (Instr. 8)

      Code



5. Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

       (A)                 (D)



6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)

       Date Exercisable             Expiration Date



7. Title and Amount of Underlying Securities:

      (Instr. 3 and 4)

      Title                Amount or Number of Shares



8.   Price of Derivative Security:

      (Instr. 5)



9. Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)



10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

       (Instr. 4)



11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)



Explanation of Responses:

See Form 4 of FP

[Signatures follow all attachments]

                      Attachment To Form 4 of Four Partners
                       in Respect of Trimeris, Inc. (TRMS)
                              Statement for: 01/00



Joint Filer Information

1.   Name and Address of Reporting Person*:

         James S. Tisch
         ------------------------------------------
         (LAST)        (FIRST)   (MIDDLE)

         667 Madison Avenue
         -------------------------------------------
         (STREET)

         New York,       New York          10021
         ----------------------------------------------
         (CITY)        (STATE)           (ZIP)



2. Issuer Name and Ticker or Trading Symbol:

         Trimeris, Inc. (TRMS)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         01/00



5.   If Amendment, Date of Original:

      (Month/Year)



6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)

         __X__  10% Owner

         _____  Other (specify below)



7.   Individual or Joint/Group Filing (Check Applicable Line)

         _____  Form filed by One Reporting Person

         _X___  Form filed by More than One Reporting Person



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned

1.   Title of Security:

      (Instr. 3)

         Common Stock, $0.001 par value ("Common Stock")
         Common Stock
         Common Stock

2.   Transaction Date:

      (Month/Day/Year)

         01/06/00
         01/06/00
         01/13/00

3.   Transaction Code:

      (Instr. 8)

      Code

         J
         J
         J

4. Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

          Amount       (A) or (D)       Price

          38,325           D          (See Explanation)          01/06/00
          38,325           A          (See Explanation)          01/06/00
          38,325           D          (See Explanation)          01/13/00

5. Amount of Securities Beneficially Owned at End of Month:

      (Instr. 3 and 4)

         288,325



6. Ownership Form: Direct (D) or Indirect (I):

      (Instr. 4)

         I
         D
         D

7.   Nature of Indirect Beneficial Ownership:

      (Instr. 4)



           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)

1.   Title of Derivative Security:

      (Instr. 3)



2. Conversion or Exercise Price of Derivative Security:



3.   Transaction Date:

      (Month/Day/Year)



4.   Transaction Code:

      (Instr. 8)

      Code



5. Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

       (A)                 (D)



6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)

       Date Exercisable             Expiration Date



7. Title and Amount of Underlying Securities:

       (Instr. 3 and 4)

      Title                Amount or Number of Shares



8.   Price of Derivative Security:

      (Instr. 5)



9. Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)



10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

       (Instr. 4)



11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)

Explanation of Responses:

[Signatures follow all attachments]

                      Attachment To Form 4 of Four Partners
                       in Respect of Trimeris, Inc. (TRMS)
                              Statement for: 01/00



Joint Filer Information

1.   Name and Address of Reporting Person*:

         Andrew H. Tisch
         ------------------------------------------
         (LAST)        (FIRST)   (MIDDLE)

         667 Madison Avenue
         -------------------------------------------
         (STREET)

         New York,       New York          10021
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)



2. Issuer Name and Ticker or Trading Symbol:

         Trimeris, Inc. (TRMS)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         01/00



5.   If Amendment, Date of Original:

      (Month/Year)



6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)

         __X__  10% Owner

         _____  Other (specify below)



7.   Individual or Joint/Group Filing (Check Applicable Line)

         _____  Form filed by One Reporting Person

         _X___  Form filed by More than One Reporting Person



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned

1.   Title of Security:

      (Instr. 3)

         Common Stock, $0.001 par value ("Common Stock")
         Common Stock
         Common Stock

2.   Transaction Date:

      (Month/Day/Year)

         01/06/00
         01/06/00
         01/13/00

3.   Transaction Code:

      (Instr. 8)

      Code

         J
         J
         J

4. Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

          Amount       (A) or (D)      Price

          38,325          D          (See Explanation)           01/06/00
          38,325          A          (See Explanation)           01/06/00
          38,325          D          (See Explanation)           01/13/00

5. Amount of Securities Beneficially Owned at End of Month:

      (Instr. 3 and 4)

         288,325

6. Ownership Form: Direct (D) or Indirect (I):

      (Instr. 4)

         I
         D
         D

7.   Nature of Indirect Beneficial Ownership:

      (Instr. 4)



           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)

1.   Title of Derivative Security:

      (Instr. 3)



2. Conversion or Exercise Price of Derivative Security:



3.   Transaction Date:

      (Month/Day/Year)



4.   Transaction Code:

      (Instr. 8)

      Code



5. Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

       (A)                 (D)



6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)

       Date Exercisable             Expiration Date



7. Title and Amount of Underlying Securities:

       (Instr. 3 and 4)

      Title                Amount or Number of Shares



8.   Price of Derivative Security:

      (Instr. 5)



9. Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)



10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

       (Instr. 4)



11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)

Explanation of Responses:

[Signatures follow all attachments]

                      Attachment To Form 4 of Four Partners
                       in Respect of Trimeris, Inc. (TRMS)
                              Statement for: 01/00



Joint Filer Information

1.   Name and Address of Reporting Person*:

         The Thomas J. Tisch 1999 Annuity Trust IV
         ------------------------------------------
         (LAST)        (FIRST)   (MIDDLE)

         c/o Mr. Barry Bloom
         655 Madison Avenue
         -------------------------------------------
         (STREET)

         New York,       New York          10021
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)



2. Issuer Name and Ticker or Trading Symbol:

         Trimeris, Inc. (TRMS)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         01/00



5.   If Amendment, Date of Original:

      (Month/Year)



6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)

         __X__  10% Owner

         _____  Other (specify below)



7.   Individual or Joint/Group Filing (Check Applicable Line)

         _____  Form filed by One Reporting Person

         _X___  Form filed by More than One Reporting Person



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned

1.   Title of Security:

      (Instr. 3)

         Common Stock, $0.001 par value

2.   Transaction Date:

      (Month/Day/Year)

         01/06/00

3.   Transaction Code:

      (Instr. 8)

      Code

         J

4. Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

          Amount       (A) or (D)         Price

          38,325           D           (See Explanation)           01/06/00


5. Amount of Securities Beneficially Owned at End of Month:

      (Instr. 3 and 4)

         -0-

6. Ownership Form: Direct (D) or Indirect (I):

      (Instr. 4)





7.   Nature of Indirect Beneficial Ownership:

      (Instr. 4)



           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)



1.   Title of Derivative Security:

      (Instr. 3)



2. Conversion or Exercise Price of Derivative Security:



3.   Transaction Date:

      (Month/Day/Year)



4.   Transaction Code:

      (Instr. 8)

      Code



5. Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

       (A)                 (D)

6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)



       Date Exercisable             Expiration Date



7. Title and Amount of Underlying Securities:

       (Instr. 3 and 4)

      Title                Amount or Number of Shares



8.   Price of Derivative Security:

      (Instr. 5)



9. Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)



10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

       (Instr. 4)



11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)

Explanation of Responses:

[Signatures follow all attachments]

                      Attachment To Form 4 of Four Partners
                       in Respect of Trimeris, Inc. (TRMS)
                              Statement for: 01/00



Joint Filer Information

1.   Name and Address of Reporting Person*:

         The Daniel R. Tisch 1999 Annuity Trust IV
         ------------------------------------------
         (LAST)        (FIRST)   (MIDDLE)

         c/o Mr. Barry Bloom
         655 Madison Avenue
         -------------------------------------------
         (STREET)

         New York,       New York          10021
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)



2. Issuer Name and Ticker or Trading Symbol:

         Trimeris, Inc. (TRMS)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         01/00



5.   If Amendment, Date of Original:

      (Month/Year)



6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)

         __X__  10% Owner

         _____  Other (specify below)



7.   Individual or Joint/Group Filing (Check Applicable Line)

         _____  Form filed by One Reporting Person

         _X___  Form filed by More than One Reporting Person



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned

1.   Title of Security:

      (Instr. 3)

         Common Stock, $0.001 par value

2.   Transaction Date:

      (Month/Day/Year)

         01/06/00

3.   Transaction Code:

      (Instr. 8)

      Code

         J

4. Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

         Amount       (A) or (D)        Price

         38,325           D          (See Explanation)           01/06/00


5. Amount of Securities Beneficially Owned at End of Month:

      (Instr. 3 and 4)

         -0-

6. Ownership Form: Direct (D) or Indirect (I):

      (Instr. 4)





7.   Nature of Indirect Beneficial Ownership:

      (Instr. 4)



           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)



1.   Title of Derivative Security:

      (Instr. 3)



2. Conversion or Exercise Price of Derivative Security:



3.   Transaction Date:

      (Month/Day/Year)



4.   Transaction Code:

      (Instr. 8)

      Code



5. Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

       (A)                 (D)

6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)

       Date Exercisable             Expiration Date



7. Title and Amount of Underlying Securities:

       (Instr. 3 and 4)

      Title                Amount or Number of Shares



8.   Price of Derivative Security:

      (Instr. 5)



9. Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)



10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

       (Instr. 4)



11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)



Explanation of Responses:

See Form 4 of FP

[Signatures follow all attachments]

                      Attachment To Form 4 of Four Partners
                       in Respect of Trimeris, Inc. (TRMS)
                              Statement for: 01/00



Joint Filer Information

1.   Name and Address of Reporting Person*:

         The James S. Tisch 1999 Annuity Trust IV
         ------------------------------------------
         (LAST)        (FIRST)   (MIDDLE)

         c/o Thomas J. Tisch
         655 Madison Avenue
         -------------------------------------------
         (STREET)

         New York,       New York          10021
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)



2. Issuer Name and Ticker or Trading Symbol:

         Trimeris, Inc. (TRMS)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         01/00



5.   If Amendment, Date of Original:

      (Month/Year)



6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)

         __X__  10% Owner

         _____  Other (specify below)



7.   Individual or Joint/Group Filing (Check Applicable Line)

         _____  Form filed by One Reporting Person

         _X___  Form filed by More than One Reporting Person



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned

1.   Title of Security:

      (Instr. 3)

         Common Stock, $0.001 par value

2.   Transaction Date:

      (Month/Day/Year)

         01/06/00

3.   Transaction Code:

      (Instr. 8)

      Code

         J

4. Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

          Amount       (A) or (D)       Price

          38,325           D         (See Explanation)           01/06/00


5. Amount of Securities Beneficially Owned at End of Month:

      (Instr. 3 and 4)

         -0-

6. Ownership Form: Direct (D) or Indirect (I):

      (Instr. 4)





7.   Nature of Indirect Beneficial Ownership:

      (Instr. 4)



           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)

1.   Title of Derivative Security:

      (Instr. 3)



2. Conversion or Exercise Price of Derivative Security:



3.   Transaction Date:

      (Month/Day/Year)



4.   Transaction Code:

      (Instr. 8)

      Code



5. Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

       (A)                 (D)



6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)

       Date Exercisable             Expiration Date



7. Title and Amount of Underlying Securities:

       (Instr. 3 and 4)

      Title                Amount or Number of Shares



8.   Price of Derivative Security:

      (Instr. 5)



9. Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)



10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

       (Instr. 4)



11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)



Explanation of Responses:

[Signatures follow all attachments]

                      Attachment To Form 4 of Four Partners
                       in Respect of Trimeris, Inc. (TRMS)
                              Statement for: 01/00



Joint Filer Information

1.   Name and Address of Reporting Person*:

         The Andrew H. Tisch 1999 Annuity Trust IV
         ------------------------------------------
         (LAST)        (FIRST)   (MIDDLE)

         c/o Mr. Barry Bloom
         655 Madison Avenue
         -------------------------------------------
         (STREET)

         New York,       New York          10021
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)



2. Issuer Name and Ticker or Trading Symbol:

         Trimeris, Inc. (TRMS)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         01/00



5.   If Amendment, Date of Original:

      (Month/Year)



6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)

         __X__  10% Owner

         _____  Other (specify below)



7.   Individual or Joint/Group Filing (Check Applicable Line)

         _____  Form filed by One Reporting Person

         _X___  Form filed by More than One Reporting Person



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned

1.   Title of Security:

      (Instr. 3)

         Common Stock, $0.001 par value

2.   Transaction Date:

      (Month/Day/Year)

         01/06/00

3.   Transaction Code:

      (Instr. 8)

      Code

         J

4. Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

          Amount       (A) or (D)        Price

          38,325           D          (See Explanation)           01/06/00


5. Amount of Securities Beneficially Owned at End of Month:

      (Instr. 3 and 4)

         -0-

6. Ownership Form: Direct (D) or Indirect (I):

      (Instr. 4)



7.   Nature of Indirect Beneficial Ownership:

      (Instr. 4)



           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)

1.   Title of Derivative Security:

      (Instr. 3)



2. Conversion or Exercise Price of Derivative Security:



3.   Transaction Date:

      (Month/Day/Year)



4.   Transaction Code:

      (Instr. 8)

      Code



5. Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

       (A)                 (D)



6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)

       Date Exercisable             Expiration Date



7. Title and Amount of Underlying Securities:

       (Instr. 3 and 4)

      Title                Amount or Number of Shares



8.   Price of Derivative Security:

      (Instr. 5)



9. Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)



10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

       (Instr. 4)



11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)



Explanation of Responses:

[Signatures follow all attachments]

                      Attachment To Form 4 of Four Partners
                       in Respect of Trimeris, Inc. (TRMS)
                              Statement for: 01/00



Joint Filer Information

1.   Name and Address of Reporting Person*:

         The Thomas J. Tisch 1999 Annuity Trust VII
         ------------------------------------------
         (LAST)        (FIRST)   (MIDDLE)

         c/o Mr. Barry Bloom
         655 Madison Avenue
         -------------------------------------------
         (STREET)

         New York,       New York          10021
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)



2. Issuer Name and Ticker or Trading Symbol:

         Trimeris, Inc. (TRMS)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         01/00



5.   If Amendment, Date of Original:

      (Month/Year)



6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)

         __X__  10% Owner

         _____  Other (specify below)



7.   Individual or Joint/Group Filing (Check Applicable Line)

         _____  Form filed by One Reporting Person

         _X___  Form filed by More than One Reporting Person



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned

1.   Title of Security:

      (Instr. 3)

         Common Stock, $0.001 par value



2.   Transaction Date:

      (Month/Day/Year)



3.   Transaction Code:

      (Instr. 8)

      Code



4. Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

      Amount       (A) or (D)               Price



5. Amount of Securities Beneficially Owned at End of Month:

      (Instr. 3 and 4)

         250,000

6. Ownership Form: Direct (D) or Indirect (I):

      (Instr. 4)

         D



7.   Nature of Indirect Beneficial Ownership:

      (Instr. 4)



           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)



1.   Title of Derivative Security:

      (Instr. 3)



2. Conversion or Exercise Price of Derivative Security:



3.   Transaction Date:

      (Month/Day/Year)



4.   Transaction Code:

      (Instr. 8)

      Code



5. Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

       (A)                 (D)

6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)

       Date Exercisable             Expiration Date



7. Title and Amount of Underlying Securities:

       (Instr. 3 and 4)

      Title                Amount or Number of Shares



8.   Price of Derivative Security:

      (Instr. 5)



9. Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)



10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

       (Instr. 4)



11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)



Explanation of Responses:

[Signatures follow all attachments]

                      Attachment To Form 4 of Four Partners
                       in Respect of Trimeris, Inc. (TRMS)
                              Statement for: 01/00



Joint Filer Information

1.   Name and Address of Reporting Person*:

         The Daniel R. Tisch 1999 Annuity Trust VII
         ------------------------------------------
         (LAST)        (FIRST)   (MIDDLE)

         c/o Mr. Barry Bloom
         655 Madison Avenue
         -------------------------------------------
         (STREET)

         New York,       New York          10021
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)



2. Issuer Name and Ticker or Trading Symbol:

         Trimeris, Inc. (TRMS)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         01/00



5.   If Amendment, Date of Original:

      (Month/Year)



6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)

         __X__  10% Owner

         _____  Other (specify below)



7.   Individual or Joint/Group Filing (Check Applicable Line)

         _____  Form filed by One Reporting Person

         _X___  Form filed by More than One Reporting Person



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned

1.   Title of Security:

      (Instr. 3)

         Common Stock, $0.001 par value



2.   Transaction Date:

      (Month/Day/Year)



3.   Transaction Code:

      (Instr. 8)

      Code


4. Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

      Amount       (A) or (D)               Price



5. Amount of Securities Beneficially Owned at End of Month:

      (Instr. 3 and 4)

         250,000

6. Ownership Form: Direct (D) or Indirect (I):

      (Instr. 4)

         I



7.   Nature of Indirect Beneficial Ownership:

      (Instr. 4)

         (See explanation to Form 4 of FP)



           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)

1.   Title of Derivative Security:

      (Instr. 3)



2. Conversion or Exercise Price of Derivative Security:



3.   Transaction Date:

      (Month/Day/Year)



4.   Transaction Code:

      (Instr. 8)

      Code



5. Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

       (A)                 (D)

6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)

       Date Exercisable             Expiration Date



7. Title and Amount of Underlying Securities:

       (Instr. 3 and 4)

      Title                Amount or Number of Shares



8.   Price of Derivative Security:

      (Instr. 5)



9. Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)



10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

       (Instr. 4)



11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)

Explanation of Responses:

[Signatures follow all attachments]

                      Attachment To Form 4 of Four Partners
                       in Respect of Trimeris, Inc. (TRMS)
                              Statement for: 01/00


Joint Filer Information

1.   Name and Address of Reporting Person*:

         The James S. Tisch 1999 Annuity Trust VII
         ------------------------------------------
         (LAST)        (FIRST)   (MIDDLE)

         c/o Thomas J. Tisch
         655 Madison Avenue
         -------------------------------------------
         (STREET)

         New York,       New York          10021
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)



2. Issuer Name and Ticker or Trading Symbol:

         Trimeris, Inc. (TRMS)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         01/00



5.   If Amendment, Date of Original:

      (Month/Year)



6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)

         __X__  10% Owner

         _____  Other (specify below)



7.   Individual or Joint/Group Filing (Check Applicable Line)

         _____  Form filed by One Reporting Person

         _X___  Form filed by More than One Reporting Person



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned

1.   Title of Security:

      (Instr. 3)

         Common Stock, $0.001 par value



2.   Transaction Date:

      (Month/Day/Year)



3.   Transaction Code:

      (Instr. 8)

      Code



4. Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

      Amount       (A) or (D)               Price



5. Amount of Securities Beneficially Owned at End of Month:

      (Instr. 3 and 4)

         250,000

6. Ownership Form: Direct (D) or Indirect (I):

      (Instr. 4)

         I



7.   Nature of Indirect Beneficial Ownership:

      (Instr. 4)

         (See explanation to Form 4 of FP)



           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)

1.   Title of Derivative Security:

      (Instr. 3)



2. Conversion or Exercise Price of Derivative Security:



3.   Transaction Date:

      (Month/Day/Year)



4.   Transaction Code:

      (Instr. 8)

      Code



5. Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

       (A)                 (D)

6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)

       Date Exercisable             Expiration Date



7. Title and Amount of Underlying Securities:

       (Instr. 3 and 4)

      Title                Amount or Number of Shares



8.   Price of Derivative Security:

      (Instr. 5)



9. Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)



10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

       (Instr. 4)



11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)

Explanation of Responses:

[Signatures follow all attachments]

                      Attachment To Form 4 of Four Partners
                       in Respect of Trimeris, Inc. (TRMS)
                              Statement for: 01/00



Joint Filer Information

1.   Name and Address of Reporting Person*:

         The Andrew H. Tisch 1999 Annuity Trust VII
         ------------------------------------------
         (LAST)        (FIRST)   (MIDDLE)

         c/o Mr. Barry Bloom
         655 Madison Avenue
         -------------------------------------------
         (STREET)

         New York,       New York          10021
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)



2. Issuer Name and Ticker or Trading Symbol:

         Trimeris, Inc. (TRMS)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         01/00



5.   If Amendment, Date of Original:

      (Month/Year)



6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)

         __X__  10% Owner

         _____  Other (specify below)



7.   Individual or Joint/Group Filing (Check Applicable Line)

         _____  Form filed by One Reporting Person

         _X___  Form filed by More than One Reporting Person



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned

1.   Title of Security:

      (Instr. 3)

         Common Stock, $0.001 par value



2.   Transaction Date:

      (Month/Day/Year)



3.   Transaction Code:

      (Instr. 8)

      Code



4. Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

      Amount       (A) or (D)               Price



5. Amount of Securities Beneficially Owned at End of Month:

      (Instr. 3 and 4)

         250,000

6. Ownership Form: Direct (D) or Indirect (I):

      (Instr. 4)

         I



7.   Nature of Indirect Beneficial Ownership:

      (Instr. 4)

         (See explanation to Form 4 of FP)



           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)

1.   Title of Derivative Security:

      (Instr. 3)



2. Conversion or Exercise Price of Derivative Security:



3.   Transaction Date:

      (Month/Day/Year)



4.   Transaction Code:

      (Instr. 8)

      Code



5. Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

       (A)                 (D)

6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)

       Date Exercisable             Expiration Date



7. Title and Amount of Underlying Securities:

       (Instr. 3 and 4)



      Title                Amount or Number of Shares



8.   Price of Derivative Security:

      (Instr. 5)



9. Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)



10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

       (Instr. 4)



11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)



Explanation of Responses:

[Signatures follow all attachments]

                      Attachment To Form 4 of Four Partners
                       in Respect of Trimeris, Inc. (TRMS)
                              Statement for: 01/00



Joint Filer Information

1.   Name and Address of Reporting Person*:

         The Thomas J. Tisch 2000 Annuity Trust II
         -----------------------------------------------------
         (LAST)        (FIRST)   (MIDDLE)

         c/o Mr. Barry Bloom
         655 Madison Avenue
         -------------------------------------------
         (STREET)

         New York,       New York          10021
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)



2. Issuer Name and Ticker or Trading Symbol:

         Trimeris, Inc. (TRMS)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         01/00

5.   If Amendment, Date of Original:

      (Month/Year)



6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)

         __X__  10% Owner

         _____  Other (specify below)



7.   Individual or Joint/Group Filing (Check Applicable Line)

         _____  Form filed by One Reporting Person

         _X___  Form filed by More than One Reporting Person



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned

1.   Title of Security:

      (Instr. 3)

         Common Stock, $0.001 par value

2.   Transaction Date:

      (Month/Day/Year)

         01/13/00

3.   Transaction Code:

      (Instr. 8)

      Code

         J

4. Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

          Amount       (A) or (D)        Price

          38,325           A           (See Explanation)            01/13/00


5. Amount of Securities Beneficially Owned at End of Month:

      (Instr. 3 and 4)

         38,325

6. Ownership Form: Direct (D) or Indirect (I):

      (Instr. 4)

         D



7.   Nature of Indirect Beneficial Ownership:

      (Instr. 4)



           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)

1.   Title of Derivative Security:

      (Instr. 3)



2. Conversion or Exercise Price of Derivative Security:



3.   Transaction Date:

      (Month/Day/Year)



4.   Transaction Code:

      (Instr. 8)

      Code



5. Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

       (A)                 (D)



6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)

       Date Exercisable             Expiration Date



7. Title and Amount of Underlying Securities:

       (Instr. 3 and 4)



      Title                Amount or Number of Shares



8.   Price of Derivative Security:

      (Instr. 5)



9. Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)



10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

       (Instr. 4)



11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)



Explanation of Responses:

[Signatures follow all attachments]

                      Attachment To Form 4 of Four Partners
                       in Respect of Trimeris, Inc. (TRMS)
                              Statement for: 01/00



Joint Filer Information

1.   Name and Address of Reporting Person*:

         The Daniel R. Tisch 2000 Annuity Trust II
         ----------------------------------------------------
         (LAST)        (FIRST)   (MIDDLE)

         c/o Mr. Barry Bloom
         655 Madison Avenue
         -------------------------------------------
         (STREET)

         New York,       New York          10021
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)



2. Issuer Name and Ticker or Trading Symbol:

         Trimeris, Inc. (TRMS)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         01/00



5.   If Amendment, Date of Original:

      (Month/Year)



6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)

         __X__  10% Owner

         _____  Other (specify below)



7.   Individual or Joint/Group Filing (Check Applicable Line)

         _____  Form filed by One Reporting Person

         _X___  Form filed by More than One Reporting Person



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned

1.   Title of Security:

      (Instr. 3)

         Common Stock, $0.001 par value

2.   Transaction Date:

      (Month/Day/Year)

         01/13/00

3.   Transaction Code:

      (Instr. 8)

      Code

         J

4. Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

          Amount       (A) or (D)         Price

          38,325           A           (See Explanation)           01/13/00


5. Amount of Securities Beneficially Owned at End of Month:

      (Instr. 3 and 4)

         38,325

6. Ownership Form: Direct (D) or Indirect (I):

      (Instr. 4)

         D



7.   Nature of Indirect Beneficial Ownership:

      (Instr. 4)



           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)

1.   Title of Derivative Security:

      (Instr. 3)



2. Conversion or Exercise Price of Derivative Security:



3.   Transaction Date:

      (Month/Day/Year)



4.   Transaction Code:

      (Instr. 8)

      Code



5. Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

       (A)                 (D)



6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)

       Date Exercisable             Expiration Date



7. Title and Amount of Underlying Securities:

       (Instr. 3 and 4)



      Title                Amount or Number of Shares



8.   Price of Derivative Security:

      (Instr. 5)



9. Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)



10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

       (Instr. 4)



11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)



Explanation of Responses:

See Form 4 of FP

[Signatures follow all attachments]

                      Attachment To Form 4 of Four Partners
                       in Respect of Trimeris, Inc. (TRMS)
                              Statement for: 01/00



Joint Filer Information

1.   Name and Address of Reporting Person*:

         The James S. Tisch 2000 Annuity Trust II
         ------------------------------------------
         (LAST)        (FIRST)   (MIDDLE)

         c/o Thomas J. Tisch
         655 Madison Avenue
         -------------------------------------------
         (STREET)

         New York,       New York          10021
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)



2. Issuer Name and Ticker or Trading Symbol:

         Trimeris, Inc. (TRMS)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         01/00



5.   If Amendment, Date of Original:

      (Month/Year)



6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)

         __X__  10% Owner

         _____  Other (specify below)



7.   Individual or Joint/Group Filing (Check Applicable Line)

         _____  Form filed by One Reporting Person

         _X___  Form filed by More than One Reporting Person



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned

1.   Title of Security:

      (Instr. 3)

         Common Stock, $0.001 par value

2.   Transaction Date:

      (Month/Day/Year)

         01/13/00

3.   Transaction Code:

      (Instr. 8)

      Code

         J

4. Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

          Amount       (A) or (D)         Price

          38,325           A           (See Explanation)           01/13/00


5. Amount of Securities Beneficially Owned at End of Month:

      (Instr. 3 and 4)

         38,325

6. Ownership Form: Direct (D) or Indirect (I):

      (Instr. 4)

         D



7.   Nature of Indirect Beneficial Ownership:

      (Instr. 4)



           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)

1.   Title of Derivative Security:

      (Instr. 3)



2. Conversion or Exercise Price of Derivative Security:



3.   Transaction Date:

      (Month/Day/Year)



4.   Transaction Code:

      (Instr. 8)

      Code



5. Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

       (A)                 (D)



6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)

       Date Exercisable             Expiration Date



7. Title and Amount of Underlying Securities:

       (Instr. 3 and 4)

      Title                Amount or Number of Shares



8.   Price of Derivative Security:

      (Instr. 5)



9. Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)



10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

       (Instr. 4)



11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)

Explanation of Responses:

[Signatures follow all attachments]

                      Attachment To Form 4 of Four Partners
                       in Respect of Trimeris, Inc. (TRMS)
                              Statement for: 01/00



Joint Filer Information

1.   Name and Address of Reporting Person*:

         The Andrew H. Tisch 2000 Annuity Trust II
         -----------------------------------------------------
         (LAST)        (FIRST)   (MIDDLE)

         c/o Mr. Barry Bloom
         655 Madison Avenue
         -------------------------------------------
         (STREET)

         New York,       New York          10021
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)



2. Issuer Name and Ticker or Trading Symbol:

         Trimeris, Inc. (TRMS)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         01/00



5.   If Amendment, Date of Original:

      (Month/Year)



6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)

         __X__  10% Owner

         _____  Other (specify below)



7.   Individual or Joint/Group Filing (Check Applicable Line)

         _____  Form filed by One Reporting Person

         _X___  Form filed by More than One Reporting Person



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned

1.   Title of Security:

      (Instr. 3)

         Common Stock, $0.001 par value

2.   Transaction Date:

      (Month/Day/Year)

         01/13/00

3.   Transaction Code:

      (Instr. 8)

      Code

         J

4. Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

          Amount       (A) or (D)        Price

          38,325           A           (See Explanation)           01/13/00


5. Amount of Securities Beneficially Owned at End of Month:

      (Instr. 3 and 4)

         38,325

6. Ownership Form: Direct (D) or Indirect (I):

      (Instr. 4)

         D



7.   Nature of Indirect Beneficial Ownership:

      (Instr. 4)



           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)

1.   Title of Derivative Security:

      (Instr. 3)



2. Conversion or Exercise Price of Derivative Security:



3.   Transaction Date:

      (Month/Day/Year)



4.   Transaction Code:

      (Instr. 8)

      Code



5. Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

       (A)                 (D)



6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)

       Date Exercisable             Expiration Date



7. Title and Amount of Underlying Securities:

       (Instr. 3 and 4)

      Title                Amount or Number of Shares



8.   Price of Derivative Security:

      (Instr. 5)



9. Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)





10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

       (Instr. 4)



11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)

Explanation of Responses:

[Signatures follow all attachments]

                                    SIGNATURE
                                    ---------


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                     FOUR PARTNERS

                                     By    /s/ Thomas J. Tisch
                                       ------------------------------------
                                           Thomas J. Tisch, Manager


                                           /s/ Andrew H. Tisch
                                       ------------------------------------
                                           Andrew H. Tisch


                                           /s/ Daniel R. Tisch
                                       ------------------------------------
                                           Daniel R. Tisch


                                           /s/ James S. Tisch
                                       ------------------------------------
                                           James S. Tisch


                                           /s/ Thomas J. Tisch
                                       ------------------------------------
                                           Thomas J. Tisch


                                     THE ANDREW H. TISCH 1999 ANNUITY TRUST IV

                                     By    /s/ Daniel R. Tisch
                                       ------------------------------------
                                           Daniel R. Tisch, Trustee


                                     THE DANIEL R. TISCH 1999 ANNUITY TRUST IV

                                     By    /s/ James S. Tisch
                                       ------------------------------------
                                           James S. Tisch, Trustee

                                     THE JAMES S. TISCH 1999 ANNUITY TRUST IV

                                     By    /s/ Thomas J. Tisch
                                       ------------------------------------
                                           Thomas J. Tisch, Trustee


                                     THE THOMAS J. TISCH 1999 ANNUITY TRUST IV

                                     By    /s/ Andrew H. Tisch
                                       ------------------------------------
                                           Andrew H. Tisch, Trustee


                                     THE ANDREW H. TISCH 1999 ANNUITY TRUST VII

                                     By    /s/ Daniel R. Tisch
                                       ------------------------------------
                                           Daniel R. Tisch, Trustee


                                     THE DANIEL R. TISCH 1999 ANNUITY TRUST VII

                                     By    /s/ James S. Tisch
                                       ------------------------------------
                                           James S. Tisch, Trustee


                                     THE JAMES S. TISCH 1999 ANNUITY TRUST VII

                                     By    /s/ Thomas J. Tisch
                                       ------------------------------------
                                           Thomas J. Tisch, Trustee


                                     THE THOMAS J. TISCH 1999 ANNUITY TRUST VII

                                     By    /s/ Andrew H. Tisch
                                       ------------------------------------
                                           Andrew H. Tisch, Trustee


                                     THE ANDREW H. TISCH 2000 ANNUITY TRUST II

                                     By    /s/ Daniel R. Tisch
                                       ------------------------------------
                                           Daniel R. Tisch, Trustee


                                     THE DANIEL R. TISCH 2000 ANNUITY TRUST II

                                     By    /s/ James S. Tisch
                                       ------------------------------------
                                           James S. Tisch, Trustee

                                     THE JAMES S. TISCH 2000 ANNUITY TRUST II

                                     By    /s/ Thomas J. Tisch
                                       ------------------------------------
                                           Thomas J. Tisch, Trustee


                                     THE THOMAS J. TISCH 2000 ANNUITY TRUST II

                                     By    /s/ Andrew H. Tisch
                                       ------------------------------------
                                           Andrew H. Tisch, Trustee

Date: February 10, 2000

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of the Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.